SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 30, 2005

Tommy Hilfiger Corporation

(Exact Name of Registrant as Specified in its Charter)

British Virgin Islands	1-11226	98-0372112
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

9/F, Novel Industrial Building, 850-870 Lai Chi Kok Road, Cheung Sha Wan,

Kowloon, Hong Kong

(Address of principal executive offices)

852-2216-0668

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

The information under this caption is furnished by Tommy Hilfiger Corporation (the “Company”) in accordance with Securities and Exchange Commission Release No. 33-8216. This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On September 30, 2005, the Company issued a press release announcing an update to its preliminary pretax income, the issuance of preliminary net income and earnings per share for the fiscal year ended March 31, 2005, and its conclusion that its prior year financial statements will be adjusted slightly as a result of an accounting restatement (which is detailed in Item 4.02(a) below). A copy of the press release is attached as Exhibit 99.1 to this report.

Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On August 10, 2005, the Company announced its preliminary first quarter pretax results for its fiscal year ending March 31, 2006 and filed a copy of its press release on Form 8-K. In a separate release on that day, the Company also announced that the Company had entered into a non-prosecution agreement resolving the previously announced U. S. Attorney’s Office (“USAO”) investigation. In those releases, as well as prior press releases, the Company indicated that it was continuing to review its financial reporting to determine if a restatement of prior periods would be required under GAAP.

On September 29, 2005, the Audit Committee of the Board, on recommendation of management and via authority delegated by the Board of Directors, concluded that the Company should restate certain previously issued financial statements, as described below.

The Company will restate its financial results for the fiscal years ended March 31, 2001, 2002, 2003 and 2004, as well as the first quarter of the fiscal year ended March 31, 2005. Accordingly, the financial statements contained in the Company’s filings with the Securities and Exchange Commission for these periods, along with each of the quarters in the year ended March 31, 2004, should no longer be relied upon.

The restatement is currently expected to reduce previously reported net income for the fiscal year ended March 31, 2004 from $132 million to approximately $131 million, a reduction of approximately $1 million, or $0.01 per diluted share. The previously reported net loss for the fiscal year ended March 31, 2003 will be increased from $513 million to approximately $518 million, an increase of approximately $5 million, or $0.06 per diluted share. The March 31, 2002 shareholders’ equity balance will be reduced from $1,497 million to approximately $1,485 million, a decrease of approximately $12 million. These changes represent less than 1% of the previously reported amounts.

The Company has completed its analysis of the restatement, except for the effect of the Company’s involvement in the construction of leased facilities as explained in EITF 97-10 “The Effect of Lessee Involvement in Asset Construction (“EITF 97-10”). The Company does not expect any adjustments that might result from this review to have a material effect on the financial statements.

The restated financial statements will be included in the Company’s Annual Report on Form 10-K for its fiscal year ended March 31, 2005 and the Quarterly Report on Form 10-Q/A for the period ended June 30, 2004, which the Company expects to file in the near future. The Company also expects to file its Quarterly Reports on Form 10-Q for the periods ended September 30, 2004, December 31, 2004 and June 30, 2005 in the near future.

As previously announced, in connection with the resolution of the USAO investigation, the Company has amended its U.S. federal tax returns for fiscal 2001 through 2004 to reflect, among other things, a reduction in its buying office commission rate for those years, and paid additional federal income taxes of $15.4 million and interest of $2.7 million, in connection with filing these amended returns. The amended returns were filed on August 22, 2005. The change in the buying office commission rate made pursuant to the agreement entered into with the USAO is a change in estimate, rather than an accounting error. Accordingly, it is not part of, and has no effect on, the restated financial results for fiscal 2004 and earlier years.

The restatement is a result of correcting accounting errors for the following items:

(1) Accounting for Income Taxes:

As previously reported, in connection with responding to the USAO investigation, the Company performed a comprehensive review of its income tax accounting. This review, which was done under the direction of a Special Committee of the Board of Directors, identified certain questions about Hong Kong tax matters. Also as previously reported, in May 2005 the Company initiated discussions with the Hong Kong Inland Revenue Department (“IRD”) in an effort to resolve any issues concerning whether its wholly-owned subsidiary Tommy Hilfiger (Eastern Hemisphere) Limited (“THEH”) is subject to profits tax in Hong Kong, and if so, the portion of THEH’s income that is subject to that tax. The Company will record tax provisions based upon its best estimate of its liability, of approximately $4 million and $3 million in fiscal 2004 and fiscal 2003, respectively, and a decrease to the March 31, 2002 retained earnings of approximately $9 million to reflect additional Hong Kong tax liabilities for earlier periods. In the course of the discussions with the IRD, the Company made a settlement offer to resolve this issue. As previously reported, the IRD has not accepted the Company’s settlement offer, and discussions are ongoing. Accordingly, there can be no assurance as to the ultimate resolution of this matter, although the Company does not believe that the final resolution will have a material effect on the Company’s financial position.

During fiscal 2003, the State of New Jersey instituted an Alternative Minimum Assessment (“AMA”). The Company included the AMA in calculating its provision for income taxes for fiscal 2003 and fiscal 2004, and made related tax payments to the State of New Jersey (“the State”). In December 2004, the Company determined that the AMA had not been properly applied and that the Company had overpaid the State for its AMA obligation. The Company has since discussed the matter with the State to validate its understanding of the law along with its application. In September 2005, the Company entered into a closing agreement with the State and has filed for refunds of the amounts previously paid. The Company will correct its financial statements by reducing the related income tax provisions in each of fiscal 2004 and fiscal 2003 by approximately $3 million.

In addition, the Company has revised its provision for income taxes for intercompany expense allocations and certain other tax matters and estimates that it will record an additional income tax provision of less than $1 million in fiscal

2004, an additional income tax provision of approximately $3 million in fiscal 2003, and a reduction of approximately $10 million to retained earnings as of March 31, 2002.

(2) Accounting for Lease Transactions:

On February 7, 2005 the Office of the Chief Accountant of the Securities and Exchange Commission issued a letter to the Center for Public Company Audit Firms of the American Institute of Certified Public Accountants regarding certain specific lease accounting issues. As a result of that letter, the Company initiated a review of the Company’s lease accounting practices. Management and the Audit Committee of the Company’s Board of Directors determined that the Company was incorrectly accounting for certain lease accounting matters, including rent holiday periods and the classification of landlord incentives along with the related amortization. The Company will restate its financial statements for these matters as described below.

In periods prior to the second quarter of fiscal 2005, the Company had recorded straight-line rent expense for store operating leases beginning with the commencement date of store operations. Rent expense was not consistently recognized during rent holidays, occupancy periods before the lease commencement, or certain leasehold build-out periods. Accordingly, the Company has reiterated its policy to record rent expense on a straight-line basis over the stores’ lease term commencing with the possession of the premises (the effective lease commencement date). The adoption of this policy will result in an increase in rent expense, and a corresponding reduction in operating income, of approximately $1 million and less than $1 million for fiscal 2004 and fiscal 2003, respectively, and a decrease in retained earnings at March 31, 2002 by approximately $2 million.

Previously, the Company had recorded tenant allowances (amounts received from a landlord to fund leasehold improvements) as a reduction of property and equipment. These amounts should have been recorded as a deferred lease incentive liability. The amortization of these landlord incentives was originally recorded as a reduction in depreciation expense rather than as a reduction of rent expense. In addition, the statements of cash flow had originally reflected these incentives as a reduction of capital expenditures within cash flows from investing activities rather than as cash flows from operating activities. For each of the fiscal years in the two-year period ended March 31, 2004, we estimate that the reclassification of the amortization of deferred lease incentives resulted in a decrease to rent expense and a corresponding increase to depreciation expense of approximately $4 million. Correcting these items as of March 31, 2004, will result in an increase to each of net property and equipment and deferred lease incentive liabilities of approximately $9 million and $10 million, respectively. These adjustments will also increase the depreciation expense reported in the statement of cash flows and increase purchases of property and equipment by approximately $4 million and $2 million in fiscal 2004 and fiscal 2003, respectively.

As previously stated, the Company is also in the process of reviewing the accounting for its participation in the design and construction of its retail stores and other facilities. Under the guidance of EITF 97-10, the Company has concluded that its historical accounting did not fully reflect its participation in the construction of certain locations. Accordingly, the Company will increase the original construction value of fixed assets by approximately $2 million, as of March 31, 2002. However, the impacted location has previously been deemed to have an asset impairment, hence a write-down was recorded in fiscal year 2003. As a result of this increase in the original asset’s value, the non-cash impairment charge previously taken during fiscal year 2003 should be further increased. The Company is continuing to review its facility leases for the applicability of this pronouncement, but does not expect that any adjustments will be significant. The Company will include any further adjustments that are required when it files its Form 10-K for the fiscal year ended March 31, 2005.

(3) Accounting Estimates and Accrual Reconciliations

The Company has also reviewed its accounting estimates and accrued liabilities and determined that several accrued balances had not been recorded in the proper accounting periods. Correcting these amounts are expected to result in an increase in operating income of approximately $2 million in fiscal year 2004 and a decrease in operating income for fiscal year 2003 of less than $1 million. As a result of these corrections, the Company expects to increase retained earnings as of March 31, 2002 by approximately $9 million.

The estimated impact of these adjustments is summarized below (Dollar amounts in millions, except per share data):

	March 31, 2004
	As Previously Reported	Tax Matters	Lease Accounting Adjustments	Other Items	As Restated
Consolidated Balance Sheet

Accounts receivable	$189	$—	$—	$5	$194
Inventories	206	—	—	1	207
Deferred tax assets	56	—	—	(4)	52
Other current assets	36	—	(2)	—	34
Total current assets	930	—	(2)	2	930
Property & equipment	233	—	9	—	242
Goodwill	239	—	—	—	239
Total Assets	2,053	—	7	2	2,062
Accrued expenses and other current liabilities	207	24	10	(9)	232
Total current liabilities	241	24	10	(9)	266
Long term debt	350	—	2	—	352
Deferred tax liability	219	—	—	—	219
Shareholders’ equity	1,226	(24)	(5)	10	1,207
Total Liabilities and Equity	2,053	—	7	2	2,062

	Fiscal Year Ended March 31, 2004
	As Previously Reported	Tax Matters	Lease Accounting Adjustments	Other Items	As Restated
Consolidated Statement of Income

Net Revenue	$1,876	$—	$—	$1	$1,877
Gross profit	864	—	—	1	865
Depreciation & amortization	76	—	4	(1)	79
Special Items	6	—	—	(6)	—
Other selling, general and administrative expenses	584	—	(3)	6	587
Total operating expenses	666	—	1	(1)	666
Income from operations	198	—	(1)	2	199
Interest and other expense	32	—	—	—	32
Income before taxes	170	—	(1)	2	171
Provision for income taxes	37	1	—	1	39
Net Income	132	(1)	(1)	1	131
Net income per share - Diluted	1.45	—	(0.01)	0.01	1.44

	Fiscal Year Ended March 31, 2003
	As Previously Reported	Tax Matters	Lease Accounting Adjustments	Other Items	As Restated
Consolidated Statement of Income

Net Revenue	$1,888	$—	$—	$1	$1,889
Gross profit	830	—	—	1	831
Depreciation & amortization	87	—	6	1	94
Special items	76	—	—	(76)	—
Other selling, general and administrative expenses	546	—	(4)	75	617
Total operating expenses	859	—	2	1	862
Income from operations	(29)	—	(2)	—	(31)
Interest and other expense	47	—	—	—	47
Income before taxes	(69)	—	(2)	—	(71)
Provision for income taxes	14	4	—	—	18
Net Income (loss)	(513)	(4)	(1)	—	(518)
Net income per share - Diluted	(5.68)	(0.04)	(0.01)	—	(5.74)

SECTION 404 OF THE SARBANES-OXLEY ACT

The Company has undergone a comprehensive effort to comply with Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) and plans to issue the results of these efforts upon filing its Annual Report on Form 10-K for the fiscal year ended March 31, 2005 (the “10-K”). The Company’s Section 404 compliance efforts included documenting, evaluating the design, and testing the effectiveness of its internal control over financial reporting.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

As previously disclosed, during this process, the Company identified a material weakness in certain controls relating to the adequacy of documentation supporting tax accounting positions and the capabilities of personnel within the corporate tax function and the Company’s effective oversight of its outside tax advisors. This material weakness led to the untimely identification and resolution of certain tax accounting matters. This weakness has resulted in the above described restatement of the previously issued financial statements. As described in Exhibit 99.1 attached to the Company’s Current Report on Form 8-K dated August 10, 2005, the Company has taken specific actions to address this material weakness in its tax function. The Company continues to address this material weakness described above and management believes these measures will be sufficient to remediate this weakness. In addition to such remediation actions to address this weakness in the Company’s tax function, during the fourth quarter of fiscal 2005, the Company revised its accounting policies and procedures and enhanced its monitoring of accounting for leases and tenant allowances.

As a result of the material weakness described above, the Company’s management will conclude that as of March 31, 2005, the Company’s internal control over financial reporting was not effective based on the criteria defined in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also as a result of this material weakness, management believes that the report of the Company’s independent registered public accounting firm, will contain an adverse opinion with respect to the effectiveness of the Company’s internal control over financial reporting as of March 31, 2005.

The Company continues to assess its findings and has not concluded as to whether there are any other material weaknesses to report under Section 404. Since management has not completed its testing and evaluation of the Company’s internal control over financial reporting and the control deficiencies identified to date, the Company’s management may ultimately identify additional control deficiencies as being material weaknesses. In addition, the Company will evaluate whether the restatement of its financial statements is an indication of further material weaknesses. The Company will conclude its analyses and report its findings when it files the 10-K.

Management and the Company’s Audit Committee discussed with PricewaterhouseCoopers LLC, the Company’s independent registered public accounting firm, the matters disclosed above in this Item 4.02(a) of this Form 8-K.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

99.1	Press release, dated September 30, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

TOMMY HILFIGER CORPORATION

By:	/s/ Joseph Scirocco
Name:	Joseph Scirocco
Title:	Chief Financial Officer, Executive Vice President and Treasurer

Date: September 30, 2005

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated September 30, 2005.